Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-99337, 333-68387, 333-48969, 333-35193, 333-24621, 33-90976, and 33-74780 of Health Net, Inc. on Form S-8 of our report dated March 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and intangible assets upon adoption in 2002 of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in this Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2003.

/s/    Deloitte & Touche LLP

Los Angeles, California

March 15, 2004